ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (Agreement), dated as of October 23, 1998, between Questar Line 90 Company, a Utah corporation (Buyer), and ARCO Pipe Line Company, a Delaware corporation (Seller).

WITNESSETH :

     WHEREAS, Seller is in the oil pipeline business in the United States and wishes to sell certain Assets, as hereinafter defined, to Buyer by this Agreement; and

     WHEREAS, Buyer wishes to purchase from Seller all of the assets and properties necessary for, or material to, the operation of Seller's Lines 90, 91 and 92 for the purchase price and upon the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made in this Agreement, and of the mutual benefits to be derived by such, the parties agree as follows:

                             ARTICLE 1
                            DEFINITIONS

     1.1. Definition of Certain Terms.  The terms defined in this
Section 1.1, whenever used in this Agreement (including in the Schedules and Exhibits), shall have the respective meanings indicated below for all purposes of this Agreement. All references to a Section, Article or Schedule are to a Section, Article or Schedule to this Agreement, unless otherwise indicated.

     Affiliate: of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person.
"Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

     Agreement:  this Asset Purchase Agreement, including its
Schedules and Exhibits.

     Applicable Laws: all applicable provisions in effect as of the Closing Date, except for Environmental Laws which can be in effect at any time, of all (i) constitutions, treaties, statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

     Assets:  as defined in Section 2.1.

     Assumed Liabilities:  as defined in Section 3.3.

     Business Day: shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California, are authorized or required to close.

     Buyer:  as defined in the first paragraph of this Agreement.

     Buyer Indemnitees:  as defined in Section 10.1.

     Closing: the closing of the transaction contemplated by this Agreement.

     Closing Date:  as defined in Section 3.1.

     Code:  the Internal Revenue Code of 1986, as amended.

     Collateral Agreements: the agreements, documents and instruments on the Collateral Agreement Exhibit List to which Seller and Buyer are Parties.

     Consent:  any consent, approval, authorization or waiver.

     Contract:  as identified in Section 4.11 and as set forth in
Schedule 4.11.

     $ or dollars:  lawful money of the United States.

     Environmental Laws: All Applicable Laws relating to the protection of the environment, without limitation, any laws relating to (i) emissions, discharges, Releases or threatened Releases of Hazardous Substances into the environment (including, without limitation, air, surface water, sediment, groundwater and land) or
(ii) the presence, manufacturing, generating, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, arranging for transportation, or handling of Hazardous Substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended; the Resource Conservation and Recovery Act ("RCRA"), as amended; the Federal Water Pollution Control Act ("FWPCA"), as amended; the Safe Drinking Water Act ("SDWA"), as amended; the Clean Air Act ("CAA"), as amended; the Toxic Substances Control Act ("TSCA"), as amended; the Hazardous Materials Transportation Act ("HMTA"), as amended; the Occupational Safety and Health Act of 1970 ("OSHA"), as amended; and all analogous laws and regulations promulgated or issued by any state or other governmental authority.

     Environmental Liabilities: All claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, fines, notices of violation, notices of potential liability, administrative or judicial orders and decrees, litigation, demands, judgments, amounts paid in settlement, suits, proceedings, costs, or expenses (including, without limitation, attorneys' fees and costs, accountants' fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or nature whatsoever arising out of, or related to, any person or entity alleging liability (including, without limitation, liability for study, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) based on or resulting from (i) the presence, discharge, emission, Release or threatened Release into the environment of Hazardous Substances existing on, beneath, above, or emanating or migrating from, or threatening to emanate or migrate from, the Seller's Business, the Property or the Assets or (ii) the violation or alleged violation by Seller's Business of any Environmental Laws, including, without limitation, all Environmental Permits issued under or pursuant to such Environmental Law.

     Environmental Permits: Any federal, state, Native American Nation or local permit, license, registration, consent, order, administrative consent order, certificate, approval, bond, or other authorization necessary for the conduct of Seller's Business as currently conducted, or previously conducted under any Environmental Law or regulation, or related to the Property or to the ownership, operation and maintenance of the Assets.

     ERISA: the Employee Retirement Income Security Act of 1974, as amended.

     Excluded Assets:  as defined in Section 2.2.

     Expected Closing Date: November 17, 1998.

     Governmental Approval:  any Consent of any Governmental
Authority.

     Governmental Authority: any nation or government, including Native American Nations, any state or political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, council, commission or instrumentality of the United States, any Native American Nation, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction.

     Hazardous Substances: Any substance including, without limitation, (i) any "hazardous substances" as defined by CERCLA, as amended, and rules and regulations promulgated thereunder; (ii) any "hazardous waste" as defined by RCRA, as amended, and rules and regulations promulgated thereunder; (iii) "pollutant" or "toxic pollutant" under the FWPCA, as amended, and rules and regulations promulgated thereunder; (iv) any "hazardous air pollutants" under the CAA, as amended, and rules and regulations promulgated thereunder; (v) any substance regulated by the TSCA, as amended, and rules and regulations promulgated thereunder; (vi) any "hazardous materials" under the HMTA, as amended, and rules and regulations promulgated thereunder; (vii) asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials; (viii) any substances regulated under the underground storage tank provisions of Subtitle I of RCRA, as amended, and rules and regulations promulgated thereunder; or (ix) any other substance, including, without limitation, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic substances, which is regulated by any Governmental Authority or under any Environmental Laws.

     HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Indemnified Party:  as defined in Section 10.4.

     Indemnifying Party:  as defined in Section 10.4.

     Intellectual Property: the United States copyrights and trade secrets used solely in the United States listed in Schedule 4.12 attached hereto ("U.S. Trade Secrets"), that are owned and/or used by Seller as of the Closing Date that relate in any way, directly or indirectly, to the Assets and were utilized by Seller as of the Closing Date to operate, maintain and/or monitor the Assets. Intellectual Property specifically excludes all trademarks, trade names, or symbols of Seller, including by way of example, but not limitation, "ARCO", "ARCO Pipe Line Company", and the ARCO "Spark" design.

     IRS:  the Internal Revenue Service.

     Knowledge: when used with reference to Seller means the actual knowledge, or what knowledge a reasonable Person would have had in performance of their ordinary duties and obligations, of any executive officer or director of Seller or of any Person who reports directly to any such executive officer or director of Seller.

     Leases: means the real property leases and subleases as set forth in Schedule 4.14(ii).

     Lien: any mortgage, pledge, security interest, charge, encroachment, judgment, lease, sublease, or encumbrance of any kind, including any property interest or title of any vendor, lessor, lender or other secured party under any conditional sale or contract or title retention contract, that secures or is intended to secure an obligation of any Person.

     Lines 90, 91 and 92:  as defined in Schedule 2.1

     Losses:  as defined in Sections 10.1 and 10.2.

     Material Adverse Effect: any event, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, prospects, results of operations, condition (financial or otherwise), properties (including intangible properties), assets
(including intangible assets) or liabilities of the Assets.

     Native American Nations: Native American Indian tribes that have been granted sovereign nation status by the United States Government, including the Navajo Nation, the Hopi Indian Tribe, the Fort Mojave Indian Tribe and the Morongo Band of Mission Indians.

     Permitted Liens: (i) liens for taxes, assessments and other governmental charges, not yet due and payable, (ii) mechanics', carriers', workmen, repairmen, or other like liens (inchoate or otherwise) arising or incurred in the ordinary course of business in respect of obligations which are not overdue, or which are being contested by or on behalf of the Seller in good faith, (iii) rights reserved to or vested in any Governmental Authority to control or regulate any interest in any manner; (iv) all other Liens, contracts, agreements, instruments, obligations, defects and irregularities that are not such as to interfere materially with the use or operation of the applicable Asset.

     Person: any natural person, firm, Native American Nation, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

     Personal Property: the personal property set forth in Schedule
4.14(iv)

     Property: the Real Property, the real property Leases, the Rights-of-Way and the Personal Property.

     Purchase Price:  as defined in Section 3.2.

     Property Laws:  as defined in Section 4.14(vii).

     Real Property: all property owned in fee simple by Seller necessary to operate the Seller's Business as set forth in Schedule 4.14(i).

     Release: Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, disposing, leaching, transporting, seeping, dispersal or migration into the environment (including, without limitation, air, surface water, sediment, groundwater and land).

     Remedial Action: all actions required by a supervisory governmental agency or any commercially reasonable voluntary actions commenced by Buyer to (i) clean up, remove, treat or in any other way remediate any Hazardous Substances; (ii) prevent the Release or threatened Release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies or investigations related to any remediation or prevention associated with Hazardous Substances.

     Returns:  as defined in Section 4.5.

     Rights-of-Way: the rights-of-way set forth in Schedule 4.14(iii) and such other property rights to which Seller may be legally entitled with respect to the location of the Property and the Assets.

     Seller:  as defined in the first paragraph of this Agreement.

     Seller Indemnitees: as defined in Section 10.2.

     Seller's Business: the business conducted by Seller and its predecessors solely with respect to the transportation of oil in Lines 90, 91 and 92 and the ownership, operation and maintenance of the Assets.

     Tax or Taxes: any federal, state, provincial, Native American Nation, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, special assessment, recording, premium, severance, environmental, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

     Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     Technology: shall mean the information, data, software, know-how, methods, techniques, systems and the like, listed in
Schedule 4.12, owned or controlled by Seller as of the Closing Date that relate in any way, directly or indirectly, to the Assets and were utilized by Seller as of the Closing Date to operate, maintain and/or monitor the Assets.

     Third-Party Obligations: shall mean any legal, contractual, regulatory, statutory or other requirement or limit imposed on Seller in respect of either the Technology or Intellectual Property, whenever effective.

     Third-Party Technology: shall mean the information, data, software, know-how, methods, techniques, systems and the like, listed in Schedule 4.12 and Intellectual Property rights relating to the same which were licensed to Seller by a third party as of the Closing Date and relate in any way, directly or indirectly, to the Assets and were utilized by Seller as of the Closing Date to operate, maintain and/or monitor the Assets.

                             ARTICLE 2
                  SALE AND PURCHASE OF THE ASSETS

     2.1. Assets. Subject to and upon the terms and conditions set forth in this Agreement, at Closing, Seller shall sell, transfer, convey, assign and deliver to the Buyer, and Buyer shall purchase, receive and pay for, all right, title and interest of Seller in and to the Property, as set forth in Schedules 4.14(i), 4.14(ii), 4.14(iii) and 4.14(iv), and Assets as set forth in Schedule 2.1 and the associated rights of every nature, kind and description, tangible and intangible, whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets as set forth in Schedule 2.2) used or held for use exclusively in connection with the ownership, operation and maintenance of Lines 90, 91 and 92, as the same may exist on the Closing Date subject to changes in the ordinary course of business (Assets).

     2.2. Excluded Assets.   Seller is not selling and Buyer is not
purchasing the assets listed on Schedule 2.2 (collectively, the "Excluded Assets").

                             ARTICLE 3
                            THE CLOSING

     3.1. Place and Date. The closing of the sale and purchase of the Assets shall take place at 9:00 A.M. local time on the 17th day of November, 1998 (the "Expected Closing Date"), at the offices of ARCO Pipe Line Company, Long Beach, California, or such other time and place upon which the parties may agree. The day on which the Closing actually occurs is referred to as the "Closing Date.

     3.2. Purchase Price. On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to pay or cause to be paid at the Closing Date to Seller $38,000,000 (the "Purchase Price"), by wire transfer in immediately available funds to the ARCO Pipe Line Company, Account 00100285056 (ABA #113000609), at Chase Texas, Dallas Texas.

     3.3. Assumption of Liabilities. Buyer shall not assume or be liable or obligated to pay any debts, liabilities, or obligations of any kind related to the Assets, the Property or Seller's Business, except the following (Assumed Liabilities):

     (i) any and all liabilities, obligations and commitments relating to the Assets that arise, accrue or are incurred after the Closing by Buyer, except for the following category of liabilities related to Seller's ownership of the Assets that arise, accrue or are incurred after the Closing Date: (a) Environmental Liabilities for periods prior to Buyer's ownership of the Assets whether arising before or after the Closing Date, to the extent such Environmental Liabilities are subject to Seller's indemnity under Section 10.1(vi);
(b) liabilities for Taxes relating to or arising out of the Seller's Business or related to the Assets accruing, or with respect to any event or time period occurring, at or prior to Closing; (c) liabilities in respect of Seller's employees or employee plans; and
(d) intercompany accounts payable by Seller.

     (ii) any and all liabilities, obligations and commitments arising out of the agreements, Contracts and commitments set forth on Schedule 4.11.

     (iii)any and all liabilities, obligations, and commitments associated with any contract, agreement or instrument to which Seller is a party, related to or arising out of the Real Property, Leases, Rights-of-Way and Personal Property set forth in Schedules 4.14(i), 4.14(ii), 4.14(iii) and 4.14(iv).

     Notwithstanding anything to the contrary in this Section 3.3, Seller shall have the obligation to indemnify Buyer as provided for in
Section 10.1.

     3.4. Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting from such, if an assignment or transfer or an attempt to make such an assignment or transfer, without the consent of a third party, would constitute a breach or violation of such or affect adversely the rights of Buyer or Seller thereunder; and any transfer or assignment to Buyer by Seller of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller and Buyer shall cooperate and shall continue to use all reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate with Buyer in any lawful arrangement to provide that Buyer shall receive the interest of Seller, as the case may be, in the benefits under any such instrument, contract, certificate, lease or permit or other agreement or arrangement, including performance by Seller, as the case may be, as agent, provided that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor if such consent or approval had been obtained. Seller shall have no obligation to pay or discharge, and shall have no obligation to indemnify and hold Buyer harmless from and against, any and all costs of seeking to obtain or obtaining any such Consent or Governmental Approval whether before or after the Closing Date, except as provided for in Article 10 Indemnification.

                             ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     4.1. Authorization. Seller has the corporate power and authority to execute and deliver this Agreement and each of the Collateral Agreements to which it will be a party, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement. The execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been, and on the Closing Date will have been, duly authorized by all requisite corporate action of Seller. Seller has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered each of the Collateral Agreements. This Agreement is, and on the Closing Date each of the Collateral Agreements will be, legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms.

     4.2. Corporate Status.

     (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

     (ii) Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction where it operates.

     (iii)Seller has delivered to Buyer complete and correct copies of its certificate of incorporation and bylaws or other organizational documents, in each case, as amended and in effect on the date of this Agreement. Seller is not in violation of any of the provisions of its certificate of incorporation or bylaws or other organizational documents.

     4.3. No Conflicts, etc. Except as specified in Schedule 4.3, and subject to the provisions of Section 3.4, (i) no Governmental Approval is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated by such and (ii) the execution, delivery and performance by Seller of this Agreement and each of the Collateral Agreements and the consummation of the transactions contemplated in these Agreements, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (a) any Applicable Laws related to Seller or applicable to any of the properties or assets of Seller (including but not limited to the Assets), (b) the certificate of incorporation or bylaws or other organizational documents of Seller or (c) any Contract or other contract, agreement or other instrument to which Seller is a party or by which Seller or any of its properties or assets, including but not limited to the Assets, may be bound or affected.

     4.4. Absence of Undisclosed Liabilities. To Seller's Knowledge, Seller has no liabilities or obligations of any nature, whether absolute, accrued, or contingent and whether due or to become due, arising out of or relating to the Assets, except (i) as set forth in
Schedule 4.4, (ii) those incurred in the ordinary course of business consistent with prior practice, or (iii) that are acquired by Buyer pursuant to this Agreement.

     4.5. Taxes.

     (i) Seller has (or by the Closing will have) duly and timely filed all Tax Returns relating to the Seller's Business with respect to Taxes required to be filed on or before the Closing Date ("Returns"). Except for Taxes set forth on Schedule 4.5, which are being contested in good faith and by appropriate proceedings, the following Taxes have (or by the Closing Date will have) been duly and timely paid or will be paid by Seller: (a) all Taxes shown to be due on the Returns, (b) all deficiencies and assessments of Taxes of which notice has (or by the Closing Date will have) been received by Seller that are or may be chargeable as a lien upon the Assets and (c) all other Taxes due and payable on or before the Closing Date for which neither filing of Returns nor notice of deficiency or assessment is required of which Seller is, or reasonably should be (or by the Closing Date will be or reasonably should be) aware that are or may become payable by Buyer or chargeable as a Lien upon the Assets. All Taxes required to be withheld by or on behalf of Seller in connection with amounts paid or owing to any employee, independent contractor, creditor or other party with respect to Seller's Business or the operation, ownership and maintenance of the Assets ("Withholding Taxes") have been withheld, and such withheld Taxes have either been duly and timely paid to the proper Governmental Authorities or set aside in accounts for such purpose.

     (ii) With respect to the Assets, except as set forth on Schedule 4.5, no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes, and no power of attorney with respect to any such Taxes, has been filed with the IRS or any other Governmental Authority.

     (iii)With respect to the Assets, except as set forth on Schedule 4.5, (a) there are no Taxes asserted in writing by any Governmental Authority to be due and (b) no issue has been raised in writing, within the last three years, by any Governmental Authority in the course of any audit with respect to Taxes. Except as set forth on
Schedule 4.5, no Taxes are currently under audit by any Governmental Authority. Except as set forth on Schedule 4.5, neither the IRS nor any other Governmental Authority is now asserting or, to Seller's Knowledge, threatening to assert against Seller any deficiency or claim for additional Taxes or any adjustment of Taxes that would, if paid by Buyer, have a Material Adverse Effect on the ownership, operation or maintenance of the Assets, and there is no reasonable basis for any such assertion of which Seller is or reasonably should be aware.

     (iv) With respect to the Assets, except as set forth on Schedule 4.5, there is no litigation or administrative appeal pending or, to Seller's Knowledge, threatened against or relating to Seller in connection with Taxes.

     4.6. Absence of Changes. Except as set forth in Schedule 4.6, since January 1, 1998, Seller's Business has been conducted only in the ordinary course consistent with prior practice and has not, on behalf of, in connection with or relating to the Assets:

     (i)  suffered any Material Adverse Effect;

     (ii) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice;

     (iii)mortgaged, pledged or subjected to Lien, any Property, business or assets, tangible or intangible, held in connection with the ownership, operation or maintenance of the Assets;

     (iv) sold, transferred, leased to others or otherwise disposed of any of the Assets, or canceled or compromised any claim, or waived or released any right of substantial value, which, in any case or in the aggregate, has had a Material Adverse Effect;

     (v) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss with respect to the Assets (whether or not covered by insurance) which, in any case or in the aggregate, has had a Material Adverse Effect;

     (vi) entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, Taxes or other expenses in connection with this Agreement or the transactions contemplated by this Agreement; or

     (vii)taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

     4.7. Litigation. Except as set forth on Schedule 4.7, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, to Seller's knowledge, pending or threatened against or relating to Seller in connection with the Assets or Seller's Business or against or relating to the transactions contemplated by this Agreement, and Seller does not know or have reason to be aware of any basis for the same. Except as set forth in such Schedule 4.7, no citations, fines or penalties have been asserted against Seller with respect to Seller's Business or the Assets since January 1, 1998, under any Environmental Law or any foreign, federal, state, Native American Nation or local law relating to occupational health or safety.

     4.8. Compliance with Laws, Governmental Approvals and Consents.

     (i) To Seller's Knowledge, except as disclosed in Schedule 4.8, and except with respect to environmental matters as set forth in
Section 4.15, since January 1, 1998, Seller has complied in all material respects with all Applicable Laws related to Seller's Business and the Assets. Seller has not received any notice alleging any violation, breach or default.

     (ii) Except with respect to Property matters set forth in Schedules 4.14(i), (ii) and (iii), and environmental matters set forth in Schedule 4.15, Schedule 4.8 sets forth all Governmental Approvals necessary for, or otherwise incident to, the ownership, operation and maintenance of the Assets. Except as set forth in
Schedule 4.8, all such Governmental Approvals have been duly obtained and are in full force and effect, and to Seller's Knowledge, Seller is in compliance with each of such Governmental Approvals held by it with respect to the Assets and to the Seller's Business.

     (iii)Except with respect to Property matters set forth in Schedules 4.14(i), (ii) and (iii), and environmental matters set forth in Schedule 4.15, Schedule 4.8 sets forth all contracts with any Governmental Authority.

     (iv) To Seller's Knowledge, (a) there are no proposed laws, rules, regulations or ordinances that would be applicable to the ownership, operation or maintenance of the Assets and which might adversely affect the properties, assets, liabilities, operations or prospects of the Assets, as they may relate to the manner in which the Assets are currently operated, before the Closing Date and (b) there are no orders, judgments, decrees, governmental takings, condemnations, or other proceedings that would be applicable to the ownership, operation or maintenance of the Assets that might adversely affect the Properties, Assets, operations or prospects of the Assets before the Closing Date.

     4.9. Operation of the Business. Except as set forth in Schedule 4.9, since September 1, 1976, (i) Seller has conducted Seller's Business and owned, operated and maintained the Assets only through Seller and not through any other divisions or any direct or indirect subsidiary or Affiliate of Seller and (ii) no part of Seller's Business has been operated by Seller through any entity other than Seller.

     4.10.Assets. Except as disclosed in Schedule 4.10 and Schedule 10.1(ix), Seller has good title to all Assets free and clear of any and all Liens, debts, liabilities, obligations and guarantees, other than Permitted Liens and liabilities, obligations and guarantees that are set forth in any Governmental Approvals, instruments, contracts, permits or other agreements or arrangements that are set forth in the Schedules to this Agreement and that are assumed by Buyer. The Assets are in all respects adequate for the purposes for which they are currently used and, to Seller's Knowledge, are in reasonably good repair and operating condition (subject to normal wear and tear) and, to Seller's Knowledge, there are no facts or conditions affecting the Assets that could, individually or in the aggregate, interfere in any respect with the use, occupancy or operation of such as they are currently used, occupied or operated. EXCEPT AS SET FORTH HEREIN:
ALL PROPERTY AND ASSETS TO BE CONVEYED HEREUNDER WILL BE CONVEYED ON AN 'AS IS,' 'WHERE IS' AND 'WITH ALL FAULTS' BASIS AT CLOSING, AND SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE UTILITY OR OPERABILITY OF THE ASSETS FOR GASEOUS HYDROCARBON TRANSPORTATION, OR THAT RIGHTS-OF-WAY CAN BE AMENDED OR OBTAINED TO PERMIT THE TRANSPORTATION OF GASEOUS HYDROCARBONS.

     4.11.Contracts.

     (i) Schedule 4.11 contains a complete and correct list of all agreements, contracts, commitments and other instruments and arrangements (whether written or oral) other than those involving
Rights-of-Way, Real Property and Leases to be conveyed to Buyer at Closing.

     (ii) Seller will make available to Buyer complete and correct copies of all written contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral contracts, as are set forth in Schedule 4.11, and will provide complete and correct copies of specific contracts as Buyer may request.

     (iii)To Seller's Knowledge, except as set forth in Schedule 4.11, all contracts are in full force and effect and enforceable against each party to each such contract set forth in Schedule 4.11, there does not exist under any such contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Seller or any other party and except for such events or conditions that, individually and in the aggregate, (a) have not had or resulted in, and will not have or result in, a Material Adverse Effect on Buyer's ownership, operation and maintenance of the Assets and (b) have not and will not materially impair the ability of Seller to perform its obligations under this Agreement and under the Collateral Agreements. Except as set forth in Schedule 4.11, no consent of any third party is required under any contract set forth in
Schedule 4.11 as a result of or in connection with, and the enforceability of any such contract will not be affected in any manner by, the execution, delivery and performance of this Agreement, any of the Collateral Agreements or the consummation of the transactions contemplated by such agreements.

     (iv) Except as set forth in Schedule 4.11, Seller has no outstanding power of attorney relating to the ownership, operation or maintenance of the Assets.

     4.12.Intellectual Property.

     (i) Title. Schedule 4.12 contains a complete and correct list of all Intellectual Property, Technology and Third-Party Technology to be licensed by Buyer at closing.

     (ii) Technology License. To the extent Seller is legally authorized to do so without accounting to any third party, and subject always to any and all Third Party Obligations, Seller agrees to grant and does hereby grant to Buyer an irrevocable, paid up, transferable, nonexclusive, limited to the United States only, license to make, have made, use, or have used under the Technology, or otherwise employ Technology for the benefit of Buyer, and the nonexclusive right to grant nonexclusive sublicenses, directly or indirectly, to third parties without accounting in any way to Seller.

     (iii)Intellectual Property License. To the extent Seller is legally authorized to do so without accounting to any third party, and subject always to any and all Third Party Obligations, Seller agrees to grant and does hereby grant to Buyer an irrevocable, paid up, transferable, nonexclusive immunity from suit under the Intellectual Property, together with the nonexclusive right to grant nonexclusive sublicenses, directly or indirectly, to third parties without accounting in any way to Seller.

     (iv) Confidentiality. To the extent Technology or any part thereof was protected on the Closing Date as a trade secret, each party agrees to continue such trade secret protection in its sole discretion without accounting to the other, each party in so doing using the same standard of care such party normally uses to protect its own confidential information and data of like nature. The parties hereby agree that protection as a trade secret shall not extend to Technology which is:

          (a) as of the Closing Date, or subsequently becomes part of the public knowledge, or

          (b) after the Closing Date, received without binder of secrecy from a third party who did not derive same from a party hereto.

     (v) Transfer of Third Party Technology. Upon the request of the Buyer, to the extent and only to the extent Seller is legally authorized to do so without accounting to any third party, and subject always to any and all Third Party Obligations, Seller agrees to transfer to Buyer the right to use Third Party Technology; provided, however, in carrying out its obligation in this Section 4.12, Seller agrees to use reasonable effort (other than acquisition of a new license or payment of a fee or other value on behalf of or for the benefit of Buyer) to obtain for Buyer the right to use Third Party Technology.

     Buyer agrees to abide by all the terms and conditions of any third party license agreement(s), including all confidentiality obligations therein, which relate to any rights transferred pursuant to this Section 4.12.

     (vi) Export of Technical Information. Buyer shall comply with all governmental laws, rules and regulations in respect of the export from the United States of any technical information or data transferred hereunder.

     (vii)Additional Warranties. Seller warrants that it has good and sufficient rights in the Technology and Intellectual Property to make the license grants expressly set forth herein. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4.12, SELLER DISCLAIMS AND MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, INFRINGEMENT, ACCURACY, REPRODUCIBILITY, CORRECTNESS OF DATA PRODUCED BY THE TECHNOLOGY OR THIRD PARTY TECHNOLOGY, COMPLETENESS, OR THE LIKE. IN NO EVENT SHALL SELLER BE LIABLE FOR SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, OR RELATED EXPENSES, EVEN IF SELLER HAS BEEN NOTIFIED OF THE PROBABILITY OF SUCH DAMAGES, ARISING OUT OF, OR IN CONNECTION WITH THE USE, TRANSFER, ASSIGNMENT, LICENSE, RELIANCE OR OTHER EXPLOITATION OF THE TECHNOLOGY, THIRD PARTY TECHNOLOGY, OR INTELLECTUAL PROPERTY.

     Seller makes no representation or warranty and undertakes no obligation to Buyer or its successors or assigns (i) to obtain or maintain Technology, Intellectual Property or Third Party Technology or (ii) police the use by third parties of Technology, or Intellectual Property or any parts thereof, all of which functions Seller hereby reserves in their entirety to Seller's sole discretion, cost and risks. Buyer agrees that Seller, at its sole discretion, may terminate or fail to renew third party agreements which relate in any way, directly or indirectly, to Third Party Technology.

     Nothing in this Agreement shall be construed as granting to Buyer any rights or licenses under any patents, patent applications, copyrights, trade secrets, or other intellectual property rights except as expressly provided for herein.

     4.13 Trademarks. In order to provide for a reasonable transition period, Buyer may for a period of nine months after the Closing Date use the "ARCO" and "ARCO Pipe Line Company" trademark, and trade name and the ARCO "Spark" symbol in order to complete the removal of such trademark, trade name and symbol from all of the Assets including but not limited to pipeline signs and markers. Buyer shall not adopt any name, mark or symbol that would be confusingly similar to such trademark, trade name or symbol.

     4.14.Property.

      (i) Real Property. Schedule 4.14(i) contains a complete and correct list of all Real Property to be conveyed to Buyer at Closing. Except as set forth in Schedule 4.14(i), Seller has, or on the Closing Date will have, good, valid and marketable title to, or the right to use, the Real Property indicated on Schedule 4.14(i), free and clear of all Liens except for (a) Permitted Liens, (b) easements, encumbrances and reservations and restrictions of record, or those not arising pursuant to an instrument of record, but that would be disclosed by an accurate survey and (c) liabilities and obligations
that are assumed by Buyer as Assumed Liabilities.   There are no
outstanding options or rights of first refusal to purchase any Real
Property.

     (ii) Leases. Schedule 4.14(ii) contains a complete and correct list of all Leases to be assigned to Buyer at Closing. Seller has delivered to Buyer correct and complete copies of the Leases. Each Lease is legal, valid, binding, enforceable, and in full force and effect. To Seller's Knowledge, neither Seller nor any other party is in default, violation or breach in any respect under any Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease. Each Lease grants the tenant under the Lease the right to use and occupy the demised premises. Except as set forth in Schedule 4.14(ii), Seller has good and valid title to the leasehold estate under each Lease free and clear of all Liens except for (a) Permitted Liens and (b) liabilities and obligations that are assumed by Buyer as Assumed Liabilities. Seller enjoys peaceful and undisturbed possession under its respective Leases.

     (iii)Rights-of-Way. Schedule 4.14(iii) contains a complete and correct list of all rights-of-way to be assigned to Buyer at Closing. Buyer has, or by the Closing Date will have, reviewed the books and records pertaining to Seller's right, title and interest to the easements, rights-of-way, permits, licenses and other grants granted by such instruments (Rights-of-Way). Seller makes no representation or warranty with respect to Seller's right, title and interest in and to the Rights-of-Way, granted by such instruments other than to represent and warrant that, except as set forth in Schedule 4.14(iii) and Schedule 10.1(ix), Seller has, or on the Closing Date will have the right to use the Rights-of-Way indicated on Schedule 4.14(iii), free and clear of all Liens except for (a) Permitted Liens and (b) liabilities and obligations that are assumed by Buyer as Assumed Liabilities. There are no outstanding options or rights of first refusal to purchase any Rights-of-Way. To Seller's Knowledge, except as set forth in Schedule 4.14(iii) and Schedule 10.1(ix), Seller has substantially continuous Rights-of-Way for the pipeline assets, however Seller does not represent or warrant that it has a continuous right-of-way therefor. Seller specifically warrants and agrees to defend title, except as set forth in Schedule 4.14(iii) and Schedule
10.1 (ix), (x) to the Rights-of-Way against lawful claims of all Persons claiming by, through or under Seller, and further, (y) agrees to defend title to Rights-of-Way against lawful claims of all Persons claiming against Seller or Buyer which such claims relate to the Seller's ownership, operation and maintenance of the Assets after September 1, 1976.

     (iv) Personal Property. Schedule 4.14(iv) contains a true and correct list of the Personal Property to be conveyed to Buyer at the Closing Date. Such Personal Property is free and clear of all Liens, of any nature whatsoever, except for (a) Permitted Liens and (b) liabilities and obligations that are assumed by Buyer as Assumed Liabilities.

     (v) No Proceedings. To Seller's Knowledge, except as set forth in Schedule 4.7, (a) there are no eminent domain or other similar proceedings pending or threatened affecting any portion of the Property, and (b) there is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Property.

     (vi) Current Use.  To Seller's Knowledge, except as set forth in
Schedule 4.7, (a) the use and operation of the Property in the conduct of Seller's Business does not violate in any material respect any instrument of record or agreement affecting the Property, and (b) no damage or destruction has occurred with respect to any of the Property that would, individually or in the aggregate, have a Material Adverse Effect on Buyer's ownership, operation or maintenance of the Assets.

     (vii)Compliance with Property Laws. To Seller's Knowledge, except as set forth in Schedule 4.7, Schedule 4.14(iii) and Schedule 10.1(ix), and except with respect to environmental matters as set forth in Section 4.15, the Property is in full compliance with all applicable building, zoning, subdivision and other land use and similar Applicable Laws affecting the Property (collectively, the "Property Laws"), and Seller has not received any notice of violation or claimed violation of any Property Law. To Seller's Knowledge, except as set in Schedule 4.14(iii) and Schedule 10.1(ix), no current use by Seller of the Property is dependent on a nonconforming use or other Governmental Approval, the absence of which would materially limit the use of such properties or Assets necessary for the conduct of, or otherwise material to, the ownership, operation or maintenance of the Assets as currently utilized by Seller.

     4.15 Environmental Matters.

     (i) Permits. All Environmental Permits currently in use are identified in Schedule 4.15, and, to Seller's Knowledge, Seller currently holds, and at all times has held, all such Environmental Permits necessary for Seller's Business, the Property and for the ownership, operation and maintenance of the Assets and all such Environmental Permits, subject to the provisions of Section 3.4 and except as provided in Schedule 4.15, shall be validly transferred to Buyer on the Closing Date, to the extent such Environmental Permits legally may be transferred. Seller has not been notified by any relevant Governmental Authority that any Environmental Permit will be modified, suspended, canceled or revoked, or cannot be renewed in the ordinary course of business.

     (ii) No Material Violations. To Seller's Knowledge, Seller has complied in all material respects, and is in compliance in all material respects, with all Environmental Permits and all applicable Environmental Laws pertaining to Seller's Business, the Property and the Assets. No Person has made an allegation that has not been completely resolved regarding any violation by Seller of any Environmental Permits or any applicable Environmental Law relating to the conduct of Seller's Business, the Property, or the ownership, operation or maintenance of the Assets, except as set forth in
Schedule 4.15.

     (iii)No Environmental Liabilities.  Except as set forth in
Schedule 4.15, to Seller's Knowledge, Seller has not used, generated, treated, stored, disposed of or otherwise handled, nor to its Knowledge has any of its lessees, sublessees, contractors or other third parties used, generated, treated, stored, disposed of or otherwise handled, Hazardous Substances in any manner that has caused or contributed to the Release or threatened Release of any Hazardous Substances, on the Property, the Assets, or other properties or assets owned, leased or used by Seller in connection with, or necessary for the conduct of, or otherwise material to Seller's Business, the Property or the ownership, operation, and maintenance of the Assets.

     (iv) No Underground Storage Tanks. Except as set forth in
Schedule 4.15, to Seller's Knowledge, no underground storage tank or sump for Hazardous Substances is currently located on, and there have been no Releases of Hazardous Substances from any underground tank or sump or piping related to any such underground tank or sump, on or beneath the Property, the Assets, or other properties or assets owned, leased or used by Seller in connection with, or necessary for the conduct of, or otherwise material to Seller's Business, the Property or the ownership, operation, and maintenance of the Assets.

     (v)  No Notice of Claims.  Except as set forth in Schedule 4.15:
(a), Seller is not a party to any environmental claims, and (b) Seller has not received any written notification nor has Knowledge of alleged, actual or potential responsibility for, or any inquiry or investigation regarding any Release or threatened Release of any Hazardous Substances existing or arising beneath, above, emanating or migrating, or threatening to emanate or migrate, from the Property, the Assets, or other properties or assets owned, leased or used by Seller in connection with or otherwise material to Seller's Business, the Property or the ownership, operation, or the maintenance of the Assets.

     (vi) Other.  Except as set forth in Schedule  4.15:

          (a) With respect to the Property and Assets, Seller is not subject to any outstanding order, judgment, injunction, decree or writ from, or contractual or other obligation to or with, any Governmental Authority or other Person in respect of which Buyer may be required to incur any Environmental Liabilities arising from the Release or threatened Release of a Hazardous Substance.

          (b) To Seller's Knowledge, none of the Assets or Property is, and neither Seller nor any of its Affiliates have transported or arranged for transportation (directly or indirectly) of any Hazardous Substances relating to Seller's Business, the Property or the Assets to any location that is listed or proposed for listing, under CERCLA, or on any similar list issued by any Governmental Authority, or the subject of governmental enforcement actions or investigations.

          (c) No work, repair, construction or capital expenditure is required or planned in respect of the Property or the Assets pursuant to or to comply with any Environmental Law, nor has Seller received any notice of any such requirement.

          (d) Seller has no Knowledge of any pending or contemplated property damage, bodily injury, toxic tort, wrongful death or business interference claims against Seller arising from its Release or threatened Release of Hazardous Substances, relating to Seller's Business, the Property or to the ownership, operation or maintenance of the Assets.

     (vii)Full Disclosure. To Seller's Knowledge, for the time period beginning June 30, 1983, Seller has made available to Buyer all information, including, without limitation, all studies, analyses and test results, in the possession, custody or control of Seller relating to the matters set forth in this Section 4.15, including without limitation, (a) the Release or threatened Release of Hazardous Substances on, under or about the Property or the Assets, and (b) Hazardous Substances used, generated, treated, stored, disposed of, released or otherwise handled by Seller or any other Person (including any of Seller's lessees, sublessees, contractors or other similar third-parties) on Seller's Business, the Property, the Assets, or otherwise in connection with the use or operation of the properties or assets used in or held for use in connection with the Seller's Business, the Property or the ownership, operation or maintenance of the Assets.

     4.16.Employee and Employer Plans. None of the Assets are subject to any liability, judgment, order, obligation, Lien or encumbrance in connection with employee matters, labor matters, labor agreements, or employee plans, as defined in Section 3(3) of ERISA, or any other related matters. No employees of Seller are being transferred to Buyer as part of the transactions contemplated by this Agreement and the Collateral Agreements.

     4.17.Brokers, Finders, etc. All negotiations relating to this Agreement, the Collateral Agreements, and the transactions contemplated thereby, have been carried on without the participation of any Person acting on behalf of Seller in such manner as to give rise to any valid claim against Buyer for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Seller upon consummation of the transactions contemplated by this Agreement or the Collateral Agreements.

     4.18.Disclosure. No representation or warranty by Seller contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of Seller to Buyer or its representatives in connection with the transactions contemplated by this Agreement and the Collateral Agreements, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make such statements not misleading.
                             ARTICLE 5
              REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     5.1. Corporate Status; Authorization. Buyer is a corporation duly organized, validly existing and in good standing, under the laws of the State of Utah with full corporate power and authority to execute and deliver this Agreement and the Collateral Agreements, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been, and on the Closing Date the execution and delivery will have been, duly authorized by all requisite corporate action of Buyer. This Agreement is, and on the Closing Date each of the Collateral Agreements will be, valid and legally binding obligations of the Buyer, enforceable against Buyer in accordance with their respective terms.

     5.2. No Conflicts, etc. The execution, delivery and performance by Buyer of this Agreement and each of the Collateral Agreements and the consummation of the transactions contemplated thereby, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time, or both) (i) the certificate of incorporation or bylaws or other organizational documents of Buyer, (ii) any Applicable Laws related to Buyer or any of its properties or assets or (iii) any contract, agreement or other instrument applicable to Buyer or any of its properties or assets, except, in the case of clause (iii), for violations and defaults that, individually and in the aggregate, have not and will not materially impair the ability of Buyer to perform its obligations under this Agreement or under any of the Collateral Agreements. Except as specified in Schedule 5.2, no Governmental Approval or other Consent is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the Collateral Agreements or the consummation of the transactions contemplated thereby.

     5.3. Litigation. There is no action, claim, suit or proceeding pending, or to Buyer's Knowledge threatened, by or against or affecting Buyer in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

     5.4. Brokers, Finders, etc. All negotiations relating to this Agreement the Collateral Agreements, and the transactions contemplated thereby have been carried on without the participation of any Person acting on behalf of Buyer in such manner as to give rise to any valid claim against Seller for any brokerage or finder's commissions, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Buyer upon consummation of the transaction contemplated by this Agreement or the Collateral Agreements.

     5.5. Investigation of Environmental Condition. Buyer acknowledges that: (i) prior to the Closing Date it has had access to, and an opportunity to inspect, the Assets; (ii) Seller has represented to Buyer that it believes it has provided Buyer with all material documents related to environmental issues related to the Assets; and
(iii) Buyer has been permitted to retain consultants to come upon the Property and to review the Assets for the purposes of making various environmental assessments. Notwithstanding any of the foregoing, Buyer is relying on Seller's indemnity in Section 10.1(vi) related to Environmental Liabilities for indemnification for matters associated with Seller's Business and for the time period that Seller's Business owned, operated and maintained the Assets and the Property.

                            ARTICLE 6
                        COVENANTS OF SELLER

     Seller covenants to Buyer as follows:

     6.1. Conduct of Business. From the date of this Agreement to the Closing Date, except as provided in Schedule 6.1 or as expressly permitted or required by this Agreement or as otherwise consented to by Buyer in writing, Seller will use its best efforts to preserve the Assets and to do no act to impair the Assets and will:

          (i) carry on Seller's Business in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts to maintain the Assets in good operating condition and repair;

          (ii) pay accounts payable and other obligations of the Seller's Business when they become due and payable in the ordinary course of business consistent with prior practice;

          (iii)perform in all material respects all of its obligations under all contracts and other agreements and instruments, including renewing such material agreements relating to the Property or related to the ownership, operation and maintenance of the Assets; and will comply in all material respects with all Applicable Laws related to the ownership, operation and maintenance of the Assets, the Property and in operating Seller's Business;

          (iv) not enter into or assume any material agreement, contract or instrument relating to Seller's Business or relating to the ownership, operation or maintenance of the Assets, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof;

          (v) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Article 4;

          (vi) as it relates to the ownership, operation and maintenance of the Assets not (a) enter into or terminate any lease of real estate, (b) create any subsidiary or (c) create any Liens other than Permitted Liens;

          (vii)not make any sale, assignment, transfer or other conveyance or otherwise dispose of any of the Assets without replacing them;

          (viii)notify Buyer, and provide Buyer an opportunity to comment, before filing motions, orders, briefs, settlement agreements or other papers in any proceeding before any Governmental Authority or any arbitrator (a) with respect to pending proceedings where positions advanced are substantially inconsistent with previous positions or (b) that would have the possibility of a Material Adverse Effect on the business, financial condition or results of the ownership, operation or maintenance of the Assets;

          (ix) not incur any obligation or liability, absolute, accrued, contingent or otherwise, with respect to the Assets, except liabilities for taxes and current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice, none of which liabilities, in any case could have a Material Adverse Effect on the ownership, operation and maintenance of the Assets;

          (x) as it relates to the Assets not institute, settle or agree to settle any litigation action or proceeding before any court or governmental body, other than in the ordinary course of business.

     6.2. No Solicitation. Until December 31, 1998, neither Seller nor any Person acting on its behalf, shall (i) solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, the acquisition of the Assets or (ii) furnish or cause to be furnished any non-public information concerning the ownership, operation and maintenance of the Assets to any Person (other than Buyer and its agents and representatives), other than in the ordinary course of business or pursuant to Applicable Laws. Seller shall not sell, transfer or otherwise dispose of, grant any option or proxy to any Person with respect to, create any Lien upon, or transfer any interest in, any Asset, other than in the ordinary course of business and consistent with this Agreement.

     6.3. Access and Information.

     (i) So long as this Agreement remains in effect, Seller will give Buyer, the Buyer's prospective lenders and investors, if any, and their respective accountants, counsel, consultants, employees and agents, full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, the properties, assets, books, contracts, commitments, reports and records relating to the ownership, operation and maintenance of the Assets, as Buyer shall from time to time reasonably request. In addition, Seller will permit Buyer, the Buyer's prospective lenders and investors, if any, and their respective accountants, counsel, consultants, employees and agents, reasonable access to such personnel of Seller during normal business hours as may be necessary or useful to Buyer in its review of the Assets and the above-mentioned documents, records and information. Seller will keep Buyer generally informed as to the affairs of the ownership, operation and maintenance of the Assets.

     (ii) Seller will retain all books and records relating to the ownership, operation and maintenance of the Assets in accordance with Seller's record retention policies as presently in effect. During the seven-year period beginning on the Closing Date, Seller shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days' prior written notice to Buyer offering to surrender the same to Buyer at Buyer's expense.

     6.4. Public Announcements.  Except as required by Applicable
Laws, or stock exchange requirements, Seller shall not make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Buyer.

     6.5. Further Actions.

     (i) Seller agrees to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable, to consummate the transactions contemplated by this Agreement and the Collateral Agreements by the Expected Closing Date.

     (ii) Seller will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Seller pursuant to Applicable Laws in connection with this Agreement and the Collateral Agreements, including but not limited to, filings pursuant to the HSR Act.

     (iii)Seller will cooperate with Buyer in obtaining all Consents (including, without limitation, all Governmental Approvals and any Consents required under any Contract) necessary to be obtained in order to consummate the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated thereby.

     (iv) Seller will cooperate with Buyer in exchanging such information and supplying such assistance as may be reasonably requested by Buyer in connection with the filings and other actions contemplated by this Agreement.

     (v) Seller will assist Buyer in negotiations with all Native American Nations on various issues including, but not limited to, rights-of-way issues, prior to the Closing Date and will assist Buyer to come to a resolution with Native American Nations on issues related to the pipeline.

     (vi) Seller will cooperate with Buyer with respect to regulatory filings with Governmental Authorities related to the Closing of the transaction.

     6.6. Further Assurances. Following the Closing, Seller shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Buyer, to confirm and assure the rights and obligations provided for in this Agreement, and in the Collateral Agreements and render effective the consummation of the transactions contemplated thereby.

     6.7. Taxes. Except for sales taxes and transfer, conveyance, recording and other similar taxes and fees related to this transaction, for all periods up to the Closing Date Seller shall be responsible for the timely payment of, and shall indemnify and hold Buyer harmless against, all Taxes that Seller is legally obligated to pay related to the transaction contemplated by this Agreement and by the Collateral Agreements. Seller shall prepare and timely file all tax returns required in respect to Taxes referred to in this Section 6.7, provided that Buyer shall be permitted to prepare any such Tax Returns that are the primary responsibility of Buyer under the Applicable Laws. The Buyer's preparation of any such Tax Returns shall be subject to Seller approval, which approval shall not be withheld unreasonably.

     6.8. Purging of Pipeline Assets. Prior to Closing, Seller will remove, to the extent practicable, crude oil from the pipeline portion of the Assets and all other appurtenant facilities. After the pipeline portions of the assets are purged of crude oil the pipeline will be filled with nitrogen at a minimum pressure of 45 psi (crude oil residue will remain in the pipeline). Buyer acknowledges that it has been provided with a copy of the detailed purge plan prior to the beginning of such process. Buyer will be permitted to have a designated representative onsite during the purge operations.

     6.9. Access Agreements. Seller shall execute with Buyer before the Closing Date a License for Property Access Agreement to provide Buyer with access to facilities and properties owned by Seller for Buyer's access prior to the Closing of this transaction. Exhibit A is the License for Property Access Agreement for such access. Seller agrees to provide Buyer with a right-of-way on Seller owned or controlled property, in Long Beach, California, as provided in the Pipeline Easement Agreement attached as Exhibit B to this Agreement.

     6.10.Payments Due Native American Nations. Seller shall be responsible for all amounts due and payable to Native American Nations, whether made on an annual, quarterly, monthly or some other basis, up to the Closing Date. Buyer shall be responsible for all payments due Native American Nations after the Closing Date. Payments made by Seller for periods after the Closing Date will be refunded to Seller by Buyer for periods after the Closing Date. Payments made by Buyer for periods prior to the Closing Date will be refunded to Buyer by Seller for periods prior to the Closing Date.

     6.11.Removal of PCB-Laden Transformers. Seller shall be responsible for the removal of all transformers containing PCBs (polychlorinated biphenyls), in excess of 49 parts per million, included in the Assets, whether owned by Seller or a third-party at a time agreed to between Buyer and Seller. The activities to be undertaken prior to the Closing Date are set forth in Schedule 6.11. Seller has no obligation to replace transformers that have been removed pursuant to this Section. Buyer acknowledges that the removal of such transformers will cause cathodic protection to cease on the Assets.

     6.12.Cooperation on Reports. After the Closing Date, Seller agrees to assist Buyer and to cooperate in making any reports to any Governmental Authorities and to pay fees related to those reports incident to the ownership, operation and maintenance of the Assets, to the Property or to Seller's Business, for periods prior to the Closing, and will cooperate in filing any reports that must be made on a pro rata basis for any time period in which the Buyer and Seller have reporting obligations.

     6.13.Morongo Tribal Lands. Seller agrees that if Buyer does not utilize the right of way and pipeline that crosses the Morongo Band of Mission Indians (Morongo) tribal lands, Seller will pay for 50% of the removal costs of any Assets that the Morongo require Buyer to remove from tribal lands.

                             ARTICLE 7
                        COVENANTS OF BUYER

     Buyer covenants to Seller as follows:

     7.1. Public Announcements. Prior to the Closing, except as required by Applicable Laws, or stock exchange requirements, Buyer shall not make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Seller.

     7.2. Taxes. For all periods after the Closing Date, Buyer shall be responsible for the timely payment of, and shall indemnify and hold Seller harmless against, all Taxes Buyer is legally obligated to pay related to the transaction contemplated by this Agreement. Buyer shall prepare and timely file all Tax Returns required in respect to Taxes referred to in this Section 7.2, provided that Seller shall be permitted to prepare any such Tax Returns that are the primary responsibility of Seller under the Applicable Laws. Seller's preparation of any such Tax Returns shall be subject to Buyer's approval, which approval shall not be withheld unreasonably. Buyer shall be responsible for the payment of all sales taxes, and transfer, conveyance, recording and other similar taxes and fees related to this transaction.

     7.3. Further Actions.

     (i) Buyer agrees to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Collateral Agreements by the Expected Closing Date.

     (ii) Buyer will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Buyer pursuant to Applicable Laws in connection with this Agreement, and the Collateral Agreements, including but not limited to filings pursuant to the HSR Act.

     (iii)Buyer will coordinate and cooperate with Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Seller in connection with the filings and other actions contemplated by this Agreement.

     (iv) After the Closing Date, Buyer shall inform Seller of any proposed Remedial Action and shall cooperate with Seller in any Remedial Action required, which cooperation includes, without limitation, (a) providing reasonable access, upon reasonable notice, to the Property and Assets to Seller and Seller's contractors and agents, pursuant to the License for Property Access Agreement attached as Exhibit C, and (b) cooperation in obtaining approval from any governmental agency with jurisdiction for any Remedial Action plan proposed by Seller, it being agreed that Seller may pursue the most cost effective Remedial Action, so long as it uses reasonable efforts to obtain any necessary Governmental Approval for such plan, including without limitation risk based corrective action and natural attenuation where applicable. However, nothing in this Section 7.3 will prevent Buyer from pursuing its indemnification from Seller set forth in Section 10.1(vi) if Buyer is subjected to any Environmental Liabilities.

     7.4. Further Assurances. Following the Closing, Buyer shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Seller, to confirm and assure the rights and obligations provided for in this Agreement and in the Collateral Agreements and render effective the consummation of the transactions contemplated thereby.

     7.5. Cooperation on Reports. After the Closing Date, Buyer agrees to assist Seller and to cooperate in making any reports to any Governmental Authorities and to pay fees related to those reports incident to the ownership, operation and maintenance of the Assets or to the Property, for periods after the Closing and will cooperate in filing any reports that must be made on a pro-rata basis for any time period in which the Buyer and Seller have reporting obligations.

                             ARTICLE 8
                       CONDITIONS PRECEDENT

     8.1. Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

     (i) HSR Act Notification. In respect of the notifications of Buyer and Seller pursuant to the HSR Act, the applicable waiting period and any extensions of such shall have expired or been terminated.

     (ii) No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Laws, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have determined any Applicable Laws to make illegal the consummation of the transactions contemplated in this Agreement or by the Collateral Agreements, and no proceeding with respect to the application of any such Applicable Laws to such effect shall be pending or threatened.

     (iii)Schedules and Collateral Agreements. Seller and Buyer shall have approved any amendments to the Collateral Agreements, Schedules and other closing documents referred to in this Agreement.

     8.2. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Buyer), on or prior to the Closing Date, of the following additional conditions, which Seller agrees to use reasonable good faith efforts to cause to be fulfilled:

     (i) Representations, Performance. The representations and warranties of Seller contained in this Agreement and in the Collateral Agreements shall be true and correct in all material respects at and as of the date hereof and shall be repeated and restated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date. Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Collateral Agreements to be performed or complied with by it prior to or on the Closing Date. Seller shall have delivered to Buyer a certificate, dated on the Closing Date and signed by its duly authorized officers, to the foregoing effect.

     (ii) Governmental Approvals. Buyer shall have obtained permission to receive assignments of rights-of-way as set forth in
Schedule 8.2(ii).

     (iii)No Material Adverse Effect. Except as set forth in Schedule 8.2(iii), no event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since January 1, 1998, that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect.

     (iv) Collateral Agreements. Seller shall have entered into each of the following agreements with the Buyer:

          (a) a Pipeline Easement Agreement, in a form attached hereto as Exhibit B, pursuant to which Seller will provide to Buyer access to facilities and properties owned by Seller that are not conveyed to Buyer as part of this transaction, which are necessary for the ownership, operation and maintenance of the Assets;.

          (b) a Transitional Services Agreement to be attached as Exhibit D, pursuant to which Seller will provide to Buyer, for a period of up to twelve months following the Closing Date, those rights and services specified therein. Such Transitional Services Agreement shall be approved by both parties five days prior to Closing.

     (v) Opinion of Counsel. Buyer shall have received an opinion, addressed to it and dated the Closing Date, from counsel to Seller, Herbert A. Birenbaum, in substance and form reasonably satisfactory to Buyer.

     (vi) Corporate Proceedings. All corporate and other proceedings of Seller in connection with this Agreement and the Collateral
Agreements and the transactions contemplated thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to Buyer and its counsel, and Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

     (vii)Transfer Documents. Seller shall have delivered to Buyer at the Closing all documents, certificates and agreements, except for Consents and Governmental Approvals, necessary to transfer to Buyer good and marketable title to the Assets, free and clear of any and all Liens thereon, other than Permitted Liens and subject to any liabilities and obligations accepted by Buyer as Assumed Liabilities, and subject to liabilities, obligations and guarantees that are set forth in any Governmental Approval, instrument, Contract, Lease, permit or other agreement or arrangement that are set forth in the Schedules to this Agreement and are assumed by Buyer, including without limitation:

          (a) a bill of sale, assignment and general conveyance, in form and substance reasonably satisfactory to the Buyer, dated the Closing Date, with respect to the Assets, (other than any Asset to be transferred pursuant to any of the instruments referred to in any other clause of this Section 8.2(vii));

          (b) assignments of all Contracts, and Rights-of-Way, dated the Closing Date, assigning to Buyer all of Seller's right, title and interest therein and thereto;

          (c) Grant deeds, dated as of the Closing Date, with respect to each parcel of Real Property transferable by deed in the form attached as Exhibit E, together with any necessary transfer declarations or other filings;

          (d) an Assignment of Lease, dated as of the Closing Date, with respect to each Lease in the form attached as Exhibit F, together with any necessary transfer declarations or other filings.

     (viii)Consents. Buyer shall have received Consents from the lessor of each material Lease listed on Schedule 4.14(ii) to the assignment of such Lease to Buyer and from all Persons from whom a Consent is required to transfer all Real Property to Seller as listed in Schedule 4.14(i).

     (ix) FIRPTA Certificate. Buyer shall have received a certificate of Seller, dated the Closing Date and sworn to under penalty of perjury, setting forth the name, address and federal tax identification number of Seller and stating that Seller is not a "foreign person" within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the Treasury Regulations thereunder.

     (x) Purge Operation. Seller shall have completed, to the reasonable satisfaction of Buyer, the purging of the pipeline portion of the Assets and other facilities as referenced in Section 6.8 pursuant to the July 28, 1998, purge plan.

     8.3. Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Seller), on or prior to the Closing Date, of the following additional conditions, which Buyer agrees to use reasonable good faith efforts to cause to be fulfilled.

     (i) Representations, Performance, etc. The representations and warranties of Buyer contained in this Agreement and the Collateral Agreements shall be true and correct in all material respects at and as of the date hereof and shall be repeated and shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such time. Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Collateral Agreements to be performed or complied with by it prior to or on the Closing Date. Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

     (ii) Opinion of Counsel. Seller shall have received an opinion, addressed to it and dated the Closing Date, of Charles E. Greenhawt, counsel to Buyer, in form and substance reasonably satisfactory to Seller.

     (iii)Corporate Proceedings. All corporate proceedings of Buyer in connection with this Agreement and the Collateral Agreements and the transactions contemplated thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to Seller and its counsel, and Seller and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

     (iv) Governmental Approvals. Buyer shall have obtained all Governmental Approvals necessary to consummate the transactions contemplated hereby.

     (v) Collateral Agreements. Buyer shall have entered into each of the Collateral Agreements including a License for Property Access Agreement, in the form attached hereto as Exhibit C pursuant to which Buyer shall provide access to the Property to Seller after the Closing Date, a Lease of a portion of the Farmington office in a form attached hereto as Exhibit G pursuant to which Buyer shall lease to Seller a portion of such office after Closing Date and the Guarantee referenced in Section 11.13 of this Agreement.

                            ARTICLE 9
                            TERMINATION

     9.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

     (i)  by the written agreement of both Buyer and Seller;

     (ii) by either Seller or Buyer by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. Long Beach, California time on December 31, 1998, unless such date shall be extended by the mutual written consent of Seller and Buyer;

     (iii)by Buyer by written notice to Seller if (a) the representations and warranties of Seller shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date when made and as restated upon the Closing Date or (b) if any of the conditions set forth in Sections 8.1 or 8.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Long Beach, California time on December 31, 1998, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

     (iv) by Seller by written notice to Buyer if (a) the representations and warranties of Buyer shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date when made and as restated upon the Closing Date or (b) if any of the conditions set forth in Sections 8.1 or 8.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Long Beach, California time on December 31, 1998, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

     9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 9.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except for any liability resulting from any such party's breach of this Agreement.

                            ARTICLE 10
                          INDEMNIFICATION

     10.1.By Seller. Seller covenants and agrees to defend, indemnify and hold harmless Buyer, its officers, directors, employees, agents, advisers, representatives, any wholly-owned subsidiary and any Affiliate of Buyer to which the Assets are ultimately conveyed (collectively, the "Buyer Indemnitees") from and against, and pay or reimburse Buyer Indemnitees for, any and all claims, liabilities, debts, obligations, judgments, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, consequential, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

     (i) any inaccuracy of any representation or warranty made by Seller herein or in the Collateral Agreements or in connection herewith or therewith;

     (ii) any failure of Seller to perform any covenant or agreement hereunder or under any Collateral Agreement or fulfill any other obligation in respect hereof or of any Collateral Agreement;

     (iii)  any Excluded Assets;

     (iv) any and all Taxes of Seller, which Seller was legally obligated to pay, relating to or arising out of the ownership, operation and maintenance of the Assets, the Property or for ownership of Seller's Business for periods prior to the Closing Date on a pro-rata basis based on the time Buyer and Seller each actually owned the Assets;

     (v) any and all Losses in respect of Seller's employees, related to Seller's employee benefit plans as defined in ERISA or related to Seller's labor agreements;

     (vi) all Environmental Liabilities (excluding (1) the presence of crude oil within the pipeline portion of the Assets and the associated piping and equipment in the pump stations and the removal or release of crude oil from the pipeline portion of the Assets and the associated piping and equipment in the pump stations, after the Closing Date, and (2) asbestos that is part of the pipeline coating except for that portion of the pipeline Assets on Morongo tribal lands, which remediation is provided for in Section 6.13) relating to the operation of Seller's Business prior to the Closing Date, the Property or to the ownership, operation and maintenance of the Assets, whether claims for such Environmental Liabilities arise prior to or after the Closing Date. This indemnity operates as follows: (a) if the Buyer, or any subsidiary or Affiliate of Buyer or any entity in which Buyer retains an ownership interest, converts the Assets to the transportation of liquid hydrocarbons this indemnity is no longer in force and effect, but such indemnity does not terminate as to the portion of the Assets that are continued to be used for the transportation of gaseous hydrocarbons; (b) if Buyer elects to sell all or any portion of the Assets to another Person to be used to transport liquid hydrocarbons and Seller elects not to exercise its right of first refusal set forth in Section 11.12 of this Agreement, then Buyer continues to be indemnified under this provision without any time limitation; (c) if Seller exercises its right of first refusal to purchase the Assets pursuant to Section 11.12 of this Agreement, this indemnification survives without any time limitation; and (d) if Buyer operates this line for purposes of gaseous hydrocarbon transportation, this indemnity survives without any time limitation;

     (vii) any failure of Seller to comply with applicable bulk sales laws (in consideration of which indemnification obligation Buyer hereby waives compliance by Seller with any applicable bulk sales laws);

     (viii) for Losses related solely to the following:

     (a) for all mechanics, carriers, workmen, repairmen, or other like liens (inchoate or otherwise); liabilities; obligations; charges; encumbrances; contracts, agreements, or instruments, other than the contracts, agreements and instruments, and liabilities, obligations, charges and encumbrances related thereto, in Schedules 4.11, 4.14(i), 4.14(ii) and 4.14(iii); defects and irregularities in title; mortgages; pledges; security interests; judgments; leases or subleases; for or related to the ownership, operation or maintenance of the Assets, the Property and for Seller's Business from September 1, 1976, to the Closing Date, whether a claim is made before or after the Closing Date, when such Losses exceed, $10,000 individually and $250,000 in the aggregate, but in no event for any individual claims less than $10,000.

     (b) for all mechanics, carriers, workmen, repairmen, or other like liens (inchoate or otherwise); liabilities; obligations; charges; encumbrances; contracts, agreements or instruments, other than the contracts, agreements and instruments, and liabilities, obligations, charges and encumbrances related thereto, in Schedules 4.11, 4.14(i), 4.14(ii) and 4.14(iii); defects and irregularities in title; mortgages; pledges; security interests; judgments; leases or subleases, for or related to the ownership, operation or maintenance of the Assets, the Property and for Seller's Business prior to September 1, 1976, whether a claim is made before or after the Closing Date, when such Losses exceed $100,000 individually and $500,000 in the aggregate, but in no event for any individual claims less than $100,000.

     (c) for all encroachments, gaps in Rights-of-Way, title defects and irregularities in title, but excluding items listed as miscellaneous issues, set forth in Schedule 10.1(ix), Seller shall reimburse Buyer for the first $1,000,000 incurred by Buyer for Losses, or for rerouting of the Assets related to such items. Such application for reimbursement shall be made by using the same mechanism provided for indemnification as set forth in this Article
10. Notwithstanding anything to the contrary in this Agreement, indemnification for all items pursuant to this Section 10.1 (ix), excluding items listed as miscellaneous issues, shall be limited to $1,000,000.

     Except for inaccuracies in the representations and warranties contained in Sections 4.1, 4.2, 4.5 and 4.15, Seller shall not be required to indemnify Buyer Indemnitees until the aggregate amount of all claims against Seller exceeds $250,000, except as provided for in
Section 10.1(vi) for Environmental Liabilities, Section 10.1(viii) and
Section 10.1(ix).

     10.2.By Buyer. Buyer covenants and agrees to defend, indemnify and hold harmless Seller, its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Seller Indemnitees") from and against, and pay or reimburse Seller Indemnitees for, any and all claims, liabilities, debts, obligations, judgments, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, consequential, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

          (i) any inaccuracy in any representation or warranty by Buyer made or contained in this Agreement or any Collateral Agreement or in connection therewith;

          (ii) any failure of Buyer to perform any covenant or agreement made or contained in this Agreement or any Collateral
Agreement or fulfill any other obligation in respect thereof;

          (iii)the Assumed Liabilities;

          (iv) the use by Buyer of Seller's trade names or trademarks after the Closing Date, except as permitted by this Agreement;

          (v) the ownership, operation or maintenance of the Assets by Buyer after the Closing Date, except, to the extent of such Losses for which Seller is required to indemnify Buyer Indemnitees under this Agreement or are not Assumed Liabilities in Section 3.3; and

          (vi) any and all Taxes of Buyer, which Buyer was legally obligated to pay, relating to or arising out of the ownership, operation and maintenance of the Assets by Buyer for periods after the Closing Date on a pro-rata basis based on the time Seller and Buyer each actually owned the Assets.

     10.3.Adjustments to Indemnification Payments. Any payment made by Seller to Buyer Indemnitees, on the one hand, or by Buyer to Seller, on the other hand, pursuant to this Article 10 in respect of any claim (i) shall be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim, (ii) shall be reduced by an amount equal to any Tax benefits attributable to such claim and (iii) shall be increased by an amount equal to any Taxes attributable to the receipt of such payment, but only to the extent that such Tax benefits are actually realized, or such Taxes are actually paid, as the case may be, by Seller or by Buyer or by any consolidated, combined or unitary group of which Buyer or Seller is a member. However, any taxes paid, as an adjustment pursuant to this
Article 10 shall not be deemed a payment for purposes of this Section
10.3. The Indemnified Party shall use its reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to Section 10.3 provided that the Indemnified Party shall not be obligated to make such an insurance claim if the Indemnified Party in its reasonable judgment believes that the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other charge backs to the Indemnified Party, as the case may be, would exceed the value of the claim for which the Indemnified
Party is seeking indemnification.

     10.4.Indemnification Procedures. In the case of any claim asserted by a third-party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense and
(iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to
such claim or litigation.   In the event that the Indemnifying Party
does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to Section 10.4 and the records of each shall be available to the other with respect to such defense.

     10.5.Time Limitation. All claims for indemnification under Sections 10.1 and 10.2 must be asserted no later than 30 days after the termination of the respective survival periods set forth in
Section 10.6.

     10.6.Survival of Representations, and Warranties, etc. The representations, warranties, covenants and agreements contained in this Agreement and the Collateral Agreements shall survive the execution and delivery of this Agreement as follows:

          (i) except as set forth in clauses (ii), (iii) and (iv) below, the representations and warranties contained in Articles 4 and 5 and all covenants and agreements in this Agreement shall survive for a period of three years following the Closing Date;

          (ii) the representations and warranties contained in Sections 4.1 and 4.2 shall survive without limitation;

          (iii)the representations and warranties contained in Section
4.15 shall survive for a period of 10 years following the Closing Date or at such time as the Assets or any portion thereof are used for the transportation of any liquid (except water) including but not by way of limitation, oil, petroleum, crude oil, or other non-gaseous hydrocarbon substances, whichever shall first occur. The indemnifications, covenants and agreements for Environmental Liabilities shall survive for the periods set forth in Section 10.1(vi);

          (iv) the representations and warranties of Seller contained in Section 4.5 shall survive as to any Tax covered by such representations and warranties for so long as any statute of limitations for such Tax remains open, in whole or in part, including without limitation by reason of waiver of such statute of limitations.

                            ARTICLE 11
                     MISCELLANEOUS PROVISIONS

     11.1.Expenses. Seller, on the one hand, and Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys', auditors' and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the "Transaction Expenses"), and for all expenses, costs and fees for obligations specifically agreed to be performed by either Seller or Buyer pursuant to this Agreement whether or not the transactions contemplated hereby shall be consummated.

     11.2.Severability. If any provision of this Agreement, including any phrase, sentence, clause, Article, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

     11.3.Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by facsimile

     (a) if to Buyer to,

     Questar Line 90 Company  with a copy to:  Questar Line 90 Company
     180 East 100 South                        180 East 100 South
     P.O. Box 45360                            P.O. Box 45360
     Salt Lake City, Utah 84145-0360           Salt Lake City, Utah 84145-0360
     Attention: President                      Attention:  Division Counsel

     (b) if to Seller:

     ARCO Pipe Line Company   with a copy to:  ARCO Pipe Line Company
     15600 JFK Blvd., Suite 300                15600 JFK Blvd., Suite 300
     Houston, Texas  77032                     Houston, Texas  77032
     Attention:  President                     Attention:  Legal Department

or, in each case, at such other address as may be specified in writing to the other parties hereto.

     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery on the day after such delivery, (ii) if by certified or registered mail, on the seventh business day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered or (iv) if by facsimile shall be effective upon actual receipt if received and confirmed by return transmission, provided that a copy is also sent by certified or registered mail.

     11.4.Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

     11.5.Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Collateral Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     11.6.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

     11.7.Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of California without giving effect to its conflict of laws rules. Buyer and Seller hereby irrevocably submit to the jurisdiction of the courts of the State of California and the Federal courts of the United States of America located in California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California State or Federal court. Buyer and Seller hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.3, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     11.8.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

     11.9.Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto, provided that Buyer may assign this Agreement to any Subsidiary or Affiliate of the Buyer.

     11.10.  No Third Party Beneficiaries.  Except as provided in
Article 10 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

     11.11. Amendment, Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant, or agreement as to which there is no inaccuracy or breach. The representations and warranties of Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate. Provided, however, Buyer shall inform Seller if it knows of or believes any representation or warranty of Seller is inaccurate.

     11.12. Seller's Right of First Refusal. If Buyer desires to sell, lease or otherwise dispose of the Property or Assets to any Person for purposes involving the transportation of primarily liquid hydrocarbons, whether in whole or in part, Buyer shall give notice to Seller and shall provide the proposed purchase price, the material terms and conditions of sale, the name and address of the proposed purchaser and shall certify that the purchase is in good faith and at arm's length. Seller shall thereupon have the irrevocable right and option to purchase the Property and Assets at the purchase price set forth in such notice. Notice by Seller to Buyer of Seller's election to exercise its option shall be provided to Buyer within 30 days of Seller's receipt of the notice of sale from Buyer.

     11.13.  Parental Guarantee of Questar Pipeline Company.  An
Affiliate of Buyer, Questar Pipeline Company, shall execute at closing a guarantee substantially in form to that set forth in Exhibit H.

     11.14. Parental Guarantee of Atlantic Richfield Company. An Affiliate of Seller, Atlantic Richfield Company, shall execute at closing a guarantee substantially in form to that set forth in Exhibit I.

     11.15.  Title Policies.   Buyer shall have the right to obtain at
its sole cost and expense from a nationally recognized title insurance company (the "Title Company") satisfactory to Buyer (a) a fee owner's title insurance policy issued to Buyer, with respect to Real Property and (b) a leasehold title insurance policy issued to Buyer, with respect to each Lease, in each case in form and substance satisfactory to Buyer, together with endorsements reasonably requested by Buyer, including, without limitation, access, zoning, full survey, comprehensive, non-imputation and contiguity endorsements, in an amount determined by Buyer, insuring Buyer and issued as of the Closing Date by the Title Company, showing Buyer to have a fee simple title to each parcel of Real Property held in fee simple, and a valid leasehold estate in each Lease. Seller will use reasonable efforts both pre-Closing and post-Closing to resolve any curable defects in Title appearing of record, and Buyer shall cooperate in such efforts.

     11.16.  Surveys.   Buyer shall have the right to obtain at its
sole cost and expense a survey of each parcel of Real Property held by Seller in fee simple, dated within 30 days prior to the Closing Date, prepared by a certified or registered surveyor reasonably acceptable to Buyer and the Title Company and certified to the Buyer, the Title Company and the Buyer's lenders, in form and substance satisfactory to the Buyer, the Title Company and the Buyer's lenders, if any, complying with the current Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys and (a) setting forth an accurate description of each parcel of Real Property, (b) locating all improvements, Liens (setting forth the recording information of any recorded instruments), setback lines, alleys, streets and roads, (c) showing any encroachments upon or by any improvements on the Designated Property and (d) showing all dedicated public streets providing access to the Real Property and the municipal address of any improvements located on the Real Property.

     11.17.  Access to Records.   After the Closing Date, Buyer shall
make available to Seller all books and records that were in existence as of and on the Closing Date involving the Property and Assets, and which were delivered to Buyer, upon reasonable request of Seller for a period of 20 years (or such longer period as may be required by applicable laws or governmental regulation) or until such time as Seller's indemnity obligation terminates, whichever shall first occur.

     For a period of 20 years after the Closing Date (or such longer period as may be required by applicable laws or governmental regulation) or until such time as Seller's indemnity obligation terminates, whichever shall first occur, Buyer shall not destroy or give up possession of any original or final copy of any of the books and records that were in existence as of and on the Closing Date involving the Property and Assets and which were delivered to Buyer, without first offering the Seller the opportunity, at Seller's expense (without any payment to Buyer), to obtain such original or copy thereof. After the conclusion of such 20 year period or until such time as Seller's indemnity obligation terminates, whichever shall first occur, Buyer shall offer or deliver to Seller at Seller's expense (without any payment to Buyer) all such books and records prior to destroying same.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

QUESTAR LINE 90 COMPANY



By:___________________________________________
     D. N. Rose
     President & CEO


ARCO PIPE LINE COMPANY



By:___________________________________________
      Larry E. Shakley
      President